STOCKHOLDERS' AGREEMENT

                                     between

                          V TECHNOLOGY HOLDINGS CORP.,
                         V TECHNOLOGY ACQUISITION CORP.,
                      GOLDSTAR TELECOMMUNICATION CO. LTD.,
                   THE SHERMAN GROUP AND THE OPPORTUNITY FUND,
                               STEVEN A. SHERMAN,
                                       AND
                                GLENN R. FITCHET


















                              DATED: MARCH 28, 1994
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     This Stockholders' Agreement ("Agreement") made and entered into as of this 28th day of March, 1994, between V TECHNOLOGY HOLDINGS CORP., a Delaware corporation ("V Tech Holding"), and V TECHNOLOGY ACQUISITION CORP, an Arizona corporation ("V Tech Acquisition") with its executive offices at 8700 East Via de Ventura, Suite 305, Scottsdale, Arizona 85259, GOLDSTAR TELECOMMUNICATION CO., LTD., a corporation organized under the laws of the Republic of Korea ("GST"), with its executive offices at Lucky GoldStar Twin Tower, West Tower 20F, #20, Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea, THE OPPORTUNITY FUND, a limited partnership (the "Opportunity Fund"), and THE SHERMAN GROUP, a participant in the Opportunity Fund (collectively with the Opportunity Fund, the "FUND") both with their executive offices located at 8700 E. Via de Ventura, Suite 305, Scottsdale, Arizona 85259, Steven Sherman ("Sherman"), and Glenn R. Fitchet ("Fitchet").

WHEREAS, V Tech Holding owns 100% of the outstanding capital stock of V Tech Acquisition.

WHEREAS, V Tech Acquisition, Executone Information Systems, Inc. and Vodavi Communication Systems, Inc. (collectively, "Executone"), are parties to a certain Asset Purchase Agreement, dated November 5, 1993 (the "Asset Purchase Agreement"), pursuant to which V Tech Acquisition has agreed to purchase and acquire from Executone certain of the assets of Executone used in Executone's Vodavi Communications Systems Division.

WHEREAS, following the consummation of the transactions contemplated by the Asset Purchase Agreement, V Tech Acquisition will change its name to Vodavi Communications Systems, Inc., and will own the acquired-assets and operate the related business under such name.

WHEREAS, GST has agreed to take an ownership interest in V Tech Holding in exchange for contributing $ 1,500,000 in cash and an eighteen month standby Letter of Credit in the amount of $1,200,000 and usance in the amount of $3,500,000 for twelve months. For this contribution, GST will receive 1,500,000 (37.5%) of the outstanding shares of common stock of V Tech Holding upon consummation of the transactions contemplated by the Asset Purchase Agreement.

WHEREAS, the Fund has agreed to take an ownership interest in V Tech Holding in exchange for a cash contribution to V Tech Holding of $1,500,000.00. For this contribution, the Fund will receive 1,500,000 (37.5%) of the outstanding shares of common stock of V Tech Holding upon consummation of the transactions contemplated by the Asset Purchase Agreement.

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WHEREAS,  The  Sherman  Group,  Sherman  and  Fitchet  were  formerly  the  sole stockholders of V Tech Acquisition and, upon consummation of the transactions contemplated in the Asset Purchase Agreement, Sherman and Fitchet will acquire in the aggregate, 1,000,000 (25%) shares of the outstanding common stock of V Tech Holding.

WHEREAS, V Tech Acquisition and all stockholders acknowledge that GST's primary purpose in obtaining an ownership interest in V Tech Holding is to grow with V Tech Holding on a long-term business basis, not simply investing in expectation of the potential appreciation of the price of its shares held in V Tech Holding.

WHEREAS,  V Tech  Acquisition  and all  Stockholders  agree  that the short term business strategy will be to address the small to medium size business communication market by utilizing telephony-based products to provide productivity tools to the fastest growing segments of these markets. In the
longer  term,   as  the  business   evolves  and   continues  to  grow,   Vodavi
Communications Systems, Inc. will be positioned to take advantage of the emerging wireless markets, energy management for both small business and residential, and opportunities created through changes to the telephony network.

WHEREAS, V Tech Acquisition will provide specific market expertise and new product development directions, and GST will provide hardware development and manufacturing and the products developed will be marketed in North America by V Tech Acquisition and internationally by GST.

WHEREAS,   the  parties   hereto  desire  to  provide  for  certain  rights  and
restrictions pertaining to the shares of common stock of V Tech Holding.

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

1. CERTAIN DEFINITIONS. The following terms, wherever used in this Agreement. shall have the meaning ascribed below. Other terms defined in the body of the Agreement shall have the meaning assigned therein.

     (a) "Affiliate" means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person, but shall not include any person less than 50% of the ordinary voting power of which is not directly or indirectly held by the specified person and its affiliates.

     (b) "Common Stock" means the common stock of V Tech Holding, par value $.001 per share.

     (c) "GST Affiliates" means GST or any company within the Lucky GoldStar Group.

     (d)  "Maintenance   Right"  means  the  right  of  GST  to   maintain   its
          proportionate equity interest in V Tech Holding as provided in Section 4 hereof.

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     (e)  "Person"  or  "Persons"   means  an  individual,   a  corporation,   a
          partnership, an association, a joint stock company, a joint, venture, an unincorporated organization, a trust or other entity, including, without limitation, employee pension, profit sharing and other benefit plans and trusts.

     (f) "Stockholders" means collectively GST, the Fund, Sherman and Fitchet at such time as shares of Common Stock are actually issued to such parties, together with any other person that may subsequently become an owner of record of Common Stock.

2. WARRANTS FOR COMMON STOCK. Following consummation of the transactions contemplated by the Asset Purchase Agreement and issuance of shares of common stock as contemplated by the Recitals to this Agreement, V Tech Holding will also issue warrants to purchase additional shares of Common Stock (the "Warrants") to the Persons, and in the respective amounts, specified on SCHEDULE A hereto. The purchase price for each Warrant shall be Zero Dollars ($0.00). Each Warrant will entitle a Person to purchase the number of shares of Common Stock represented thereby at a price of $2.00 per share. The Warrants wi1 be exercisable by any Person at any time during the period commencing on the closing date of the transactions contemplated by the Asset Purchase Agreement (the "Closing Date") and ending on, the date which is eighteen (18) months following the Closing Date. The Warrants will set forth additional terms and conditions of exercise.

3.   ESCROW.

     (a) ESCROW AGREEMENT. The Stockholders acknowledge and agree that 600,000 of the shares of Common Stock to be acquired by Sherman and Fitchet will be held in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") between V Tech Holding, GST, the Fund, Sherman, and Fitchet. GST will select the escrow agent, provided, however, that such agent shall be reasonably acceptable to Sherman and Fitchet. Any escrow fees payable pursuant to the Escrow Agreement will be paid by GST.

     (b) RELEASES OF STOCK FROM ESCROW. The Escrow Agreement will provide that the six hundred thousand (600,000) shares of Common Stock owned by Sherman and Fitchet will be released from escrow as follows:

          (1) Two hundred thousand (200,000) shares of escrowed stock will be returned to Sherman and Fitchet upon payment of the document against acceptance 360-day usance of $3.5 Million Dollars within twelve (12) months. In the event that the condition set forth in the preceding sentence is not met, then the two hundred thousand (200,000) shares shall be retained by and become the property of GST.

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
          (2) An additional two hundred thousand (200,000) shares of escrow stock will be returned to Sherman and Fitchet upon achieving the business case of the first year. In the event that the conditions set forth in the preceding sentence is not met, then the two hundred thousand (200,000) shares of escrowed stock shall be retained by and become the property of GST.

          (3) One hundred thousand (100,000) shares of escrowed stock will be returned to Sherman and Fitchet upon payment of the $1.2 Million Dollar standby letter of credit guaranteed by GST within 18 months of closing. In the event that the condition set forth in the preceding sentence is not met, then the one hundred thousand (100,000) shares of escrowed stock shall be retained by and become the property of GST.

          (4) One hundred thousand (100,000) shares of escrowed stock will be returned to Sherman and Fitchet upon achieving the business case for the second year. In the event that the conditions set forth in the preceding sentence are not met, then the one hundred thousand (100,000) shares shall be retained by and shall become the property of GST.

          (5) Notwithstanding the escrowed shares shall become the property of GST in accordance with the above, it shall not mean that the V Tech acquisition shall be relieved form the relevant responsibility and liability under this Agreement.

     Criteria for achieving the business case in year one and year two will be sales target and operating income before tax. The business case goals will be finalized by GST, Sherman and Fitchet after the execution of this Stockholders Agreement

4. GST'S RIGHT TO MAINTAIN EQUITY INTEREST. The Stockholders and V Tech Holding acknowledge and agree that GST shall be entitled in its discretion to make the following additional purchases of Common Stock, and V Tech Holding will reasonably cooperate with GST in order to effectuate such of these purchases as GST shall elect to make.

     (a) COMMON STOCK MAINTENANCE RIGHT. If at any time during the term of this Agreement, V Tech Holding shall sell or issue shares of Common Stock in a public offering or private placement, which securities, when issued, amount in the aggregate to 1% or more of V Tech Holding's then issued and outstanding Common Stock, (the "New Shares") V Tech Holding shall in each such instance promptly give written notice of such sale or issuance of New Shares to GST including the number of shares subject thereto and the price per share to be paid therefor. GST shall thereupon have the right (the "Maintenance Right"), exercisable for a period of sixty (60) days after receipt of such written notice, to irrevocably offer to purchase from V Tech Holding such portion of the New Shares as would be required to maintain GST's percentage interest of Common Stock at the level of ownership held by GST immediately

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          prior to the offering of New  Shares (the "Maintenance  Amount").  GST shall not have any rights under this Section 4 to purchase additional shares of Common Stock in excess of the Maintenance Amount.

     (b) If GST desires to exercise its Maintenance Right, it shall give notice of exercise to V Tech Holding, specifying the Maintenance Amount with respect to the offering of New Shares giving rise to the Maintenance Right. Such notice shall constitute an irrevocable offer to purchase the number of shares of Common Stock set forth therein on the terms provided in this Section 4.

          Following receipt of a notice of exercise from GST, V Tech Holding shall, prior to the expiration of such sixty (60) day period notify GST that it intends to sell to GST the Maintenance Amount specified in GST's exercise notice.

     (c) The purchase price for the shares of Common Stock to be purchased by GST in accordance with this Section 4 shall be, in the case of a public offering of New Shares, the public offering price per share, and in the case of a private placement of New Shares, the price per share paid by the purchaser(s) in such transaction.

     (d) Within five (5) days following receipt of a notice from V Tech Holding agreeing to sell shares of Common Stock to GST under this Section 4, GST shall deliver to V Tech Holding the purchase price payable on account thereof of immediately available funds against delivery of the certificates, registered in GST's name, evidencing the additional shares of Common Stock so purchased by GST. All such shares of Common Stock, will, upon payment therefore, be validly issued, fully paid and nonassessable and any necessary approvals to the sale shall have been obtained.

5. SALE OF COMMON STOCK BY GST & OTHER SHAREHOLDERS. All sales of Common Stock by GST and other shareholders must be in accordance with the laws of the United States. In the event GST chooses to sell its shares, it must give Sherman and Fitchet a right of first refusal to purchase GST's shares, and likewise, Sherman and Fitchet shall give GST a right of first refusal to purchase its shares at fair market value. This reciprocal right of first refusal shall be for a limited time with terms and conditions to be mutually agreed upon.

6. REPRESENTATIONS AND WARRANTIES OF V TECH HOLDING AND V TECH ACQUISITION.V Tech Holding and V Tech Acquisition hereby represent and warrant to GST as follows:

     (a) ORGANIZATION AND GOOD STANDING -- V TECH HOLDING. V Tech Holding is a corporation duly organized, validly existing and in good standing under the laws of Delaware with power to enter into and carry out this

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          Agreement.  V Tech  Holding  has power and  authority  (corporate  and other) to own its properties and conduct its business, as now being conducted and as presently proposed to be conducted; and V Tech
          Holding  is  duly   qualified  and  in  good  standing  as  a  foreign
          corporation in all jurisdictions in which its ownership or leasing or material properties or the conduct of its material business requires such qualification.

     (b) ORGANIZATION AND GOOD STANDING -- V TECH ACQUISITION. V Tech Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Arizona with power to enter into and carry out this Agreement. V Tech Acquisition has power and authority (corporate and other) to own its properties and conduct its business, as now being conducted and as presently proposed to be conducted; and V Tech Acquisition is duly qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership or leasing or material properties or the conduct of its material business requires such qualification.

     (c) AUTHORITY. V Tech Holding and V Tech Acquisition have the corporate power and authority to execute and delivery of this Agreement and to consummate the transactions to be performed by them as contemplated herein. The execution, delivery and performance of this Agreement has each been duly authorized by the Board of Directors of V Tech Holding and V Tech Acquisition and no other corporate approvals are necessary therefor. This Agreement constitutes a valid and binding agreement of V Tech Holding and V Tech Acquisition.

     (d) AGREEMENT WILL NOT VIOLATE OTHER RESTRICTIONS. The execution and delivery of this Agreement will not (i) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default or could give rise to a right of termination) under any of the terms, conditions or provisions of, the charter or by-laws of V Tech Holding or V Tech Acquisition, or under any other material note, bond, mortgage, indenture, license agreement or other instrument or obligation to which V Tech Holding or V Tech Acquisition is a party, or by which it or any of its properties or assets may be bound, or
          (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to V Tech Holding or V Tech Acquisition, or to any of its properties or assets.

     (e) GOVERNMENT APPROVAL. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by V Tech Holding or V Tech Acquisition with any governmental authority, domestic or foreign, is required in connection with the execution, delivery and performance by V Tech Holding or V Tech Acquisition of this Agreement.

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     (f)  COMPLIANCE WITH APPLICABLE LAWS. V Tech Holding and V Tech Acquisition
          are in substantial compliance with all laws and regulations and all order and decrees applicable to it, the violation of which might have a material adverse effect on the financial position or business of V Tech Holding or V Tech Acquisition.

     (g) LITIGATION. There are no actions or proceedings before or by any court or governmental agency or body pending, or to the knowledge of V Tech Holding or V Tech Acquisition threatened, which might individually or in the aggregate result in any material adverse change in the condition (financial or otherwise), business or prospects of V Tech Holding, or which would materially and adversely affect its properties or assets.

     (h) NO PRIOR BUSINESS ACTIVITY. Except for the Asset Purchase Agreement and except for this Agreement and the companion agreements contemplated herein, neither V Tech Holding or V Tech Acquisition has engaged in any prior business activity and neither has any contacts, debts or contingent liabilities.

7. REPRESENTATIONS AND WARRANTIES OF GST. GST hereby represents and warrants to V Tech Holding as follows;

     (a) ORGANIZATION AND GOOD STANDING. GST is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea with power and authority (corporate and other) to own its properties and conduct its business, as now being conducted and as presently proposed to be conducted.

     (b) AUTHORITY. GST has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has each been duly authorized by the Board of Directors of GST and no other corporate approvals are necessary therefor, and there are no charter documents, controls or agreements to which GST is subject which would prohibit GST's performance under this Agreement. This Agreement has been duly executed and delivered by GST and constitutes a valid and binding agreement of GST.

     (c) GOVERNMENT APPROVAL. Except for the approval of the Korean Government, if necessary, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by GST with any governmental authority, domestic or foreign, is required in connection with the execution, delivery and performance of this Agreement.

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8.   ELECTION OF DIRECTORS VOTING -- V TECH HOLDING.

     (a) NUMBER OF DIRECTORS WHILE PRIVATE COMPANY. For such period of time that V Tech Holding shall be a privately held company, then the Board of Directors of V Tech Holding shall consist of four (4) members. Each of the Stockholders covenants and agrees that upon the consummation of the transactions contemplated by the Asset Purchase Agreement and issuance of shares of Common Sock as contemplated by the Recitals to this Agreement, such Stockholder will vote his or its shares of Common Stock in such a way as to cause two (2) persons designated by GST to be elected as directors of V Tech Holding.

     (b) NUMBER OF DIRECTORS AFTER PUBLIC OFFERING OF COMMON STOCK. At such time as there is a public offering of the Common Stock of V Tech Holding, the number of members on the Board of Directors of V Tech Holding may be expanded. Notwithstanding the preceding, for the first 12 months after closing, or until the $3.5 Million Dollars usance is repaid, GST will, regardless of its percentage ownership of stock, be entitled to a minimum of 34% of the directors. Thereafter, GST shall be entitled to Elect as directors of V Tech Holding, that number of directors equal to GST's then percentage of ownership of Common Stock, provide, however, each Stockholder covenants and agrees that so long as GST shall own eight percent (8%) or more of the outstanding Common Stock of V Tech Holding, such Stockholder will vote his or its shares of Common Stock in favor of the election of at least one (1) designee of GST to be elected as director of V Tech Holding.

     (c) OPPORTUNITY TO RESTORE. In the event that an issuance of Common Stock by V Tech Holding shall reduce GST's proportion of ownership of Common Stock and thereby eliminate the designee to which it is entitled, no change in GST's designee shall be made until GST shall have a reasonable opportunity to restore its proportionate ownership in accordance with Section 4 hereof.

     (d) GST DESIGNEE. All designees of GST to the Board of Directors shall be executive officers or directors of GST or directors of any GST Affiliate or other person reasonably acceptable to V Tech Holding and the Stockholders. Each of the Stockholders hereby further agrees that, during the term of this Agreement, no person designated by GST to serve on V Tech Holding's Board of Directors may be removed as a director of V Tech Holding without cause, unless GST consents to such removal in writing.

     (e) GST DIRECTOR EMPLOYED BY V TECH ACQUISITION. One of GST's directors shall be employed by V Tech Acquisition in a job and at such salary mutually acceptable to GST and to V Tech Acquisition.

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9.   ELECTION OF DIRECTORS; VOTING--V TECH ACQUISITION.

     (a) NUMBER OF DIRECTORS. The Board of Directors of V Tech Acquisition shall consist of four members. Each of the Stockholders covenants and agrees that upon the consummation of the transactions contemplated by the Asset Purchase Agreement, an issuance of shares of Common Stock as contemplated by the Recitals to this Agreement, such Stockholder shall vote his or her shares of Common Stock in such a way to cause two persons designated by GST to be elected as Directors of V Tech Acquisition.

     (b) GST DESIGNEES. All designees of GST to the Board of Directors shall be executive officers or directors of GST or directors of any GST affiliate or other person reasonably acceptable to V Tech Acquisition and the Stockholders. Each of the Stockholders hereby further agrees that, during the term of this Agreement, no person designated by GST to serve on V Tech Holding's Board of Directors may be removed as a director of V Tech Acquisition without cause, unless GST consents to such removal in writing.

     (c) If and when V Tech Holding exercises its right of resolution at the V Tech Acquisition's Shareholder's Meeting, the person who exercises its voting right shall get first authorization from V Tech Holding's Board of Directors for the delegated scope and directing of the resolution.

10. MAJOR DECISIONS -- FIRST THREE YEARS. Notwithstanding anything to the contrary contained herein, for a period of three years from closing, V Tech Acquisition and V Tech Holding will not make any Major Decision without GST's approval.

11. SPECIFIC ENFORCEMENT. The Stockholders acknowledge and agree that each party hereto would be irreparably damaged in the event any of the provisions of Sections 2, 3, 4 and 8 hereof are not performed by the parties in accordance with their terms or are otherwise breached, and that no adequate remedy exists at law for such breach or failure to perform. It is accordingly agreed that the parties shall be entitled to injunctive relief (including, without (limitation, a temporary restraining order or a preliminary injunction) to prevent breaches of any of such Sections and to specifically enforce any of such Sections and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which any of the parties may be entitled, at law or in equity.

12. MAJOR DECISIONS. The Bylaws of V Tech Holding and V Tech Acquisition shall contain the following paragraph:

     MAJOR DECISIONS. Major Decisions of the Board of Directors shall require a vote of two-thirds of the entire Board of Directors then in office, rather than a majority vote. The Major Decisions shall include the following: a public issuance of stock (but not including the initial public issuance of

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     stock),  the merger  with or the  acquisition  of another  business  or the acquisition of a significant amount of the assets of another business, the sale of a significant amount of the assets of the company, the entering into contracts with Stockholders or directors, the assumption of, or the acquisition of major debt which is defined as debt in excess of $1 Million Dollars and amendment of the Articles of Incorporation and By-Laws of the V-Tech Holding and /or V-Tech Acquisition.

13. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the unanimous consent of the Stockholders.

14. LIEN ON INVENTORY AND RECEIVABLES. GST shall be entitled to receive a first position security interest in the inventory and receivables of V Tech Acquisition, provided that G E Capital has released its lien on the inventory and receivables of V Tech Acquisition and, provided further, that:

     (a) The $3.5 Million Dollar usance is in effect and V Tech Acquisition has not provided GST with a satisfactory letter of credit to secure the purchase of inventory; or

     (b) The $1.2 Million Dollar standby letter of credit provided by GST is still in effect and V Tech Acquisition has not provided GST with a satisfactory letter of credit to secure the purchase of inventory; or

     (c) V Tech Acquisition has requested and is receiving 45-day payment terms on its inventory purchases and V Tech Acquisition has not provided GST with a satisfactory letter of credit to secure the purchases of inventory. For purposes of this paragraph, the term "satisfactory letter of credit" means letter of credit mutually acceptable to GST and V Tech Holding.

15. CONTINGENCY. The obligations of all of the parties under this Agreement are contingent upon the closing of the Asset Purchase Agreement.

16. ACCESS TO FINANCIAL INFORMATION. V Tech Holding and V Tech Acquisition shall: (i) provide access during normal business hours to GST and any of its officers, employees and agents, upon reasonable prior notice, to the properties and facilities of V Tech Holding and V Tech Acquisition; (ii) permit GST and any of its officers, employees and agents to inspect, audit and make extracts from all V Tech Holding and V Tech Acquisition records, files and books of account, and (iii) permit GST to inspect, review and evaluate V Tech Holding and V Tech Acquisition accounts and other records (excluding attorney-client privileged documents), at V Tech Holding and V Tech Acquisition locations and at premises not owned by or leased to V Tech Holding and V Tech Acquisition. V Tech Holding and V Tech Acquisition shall make available to GST and its counsel, as quickly as practicable under the circumstances, copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents (excluding attorney-client privileged documents) that GST may request. V Tech Holding and V Tech Acquisition shall deliver any document or instrument reasonably necessary for GST, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for V Tech Holding and V Tech Acquisition. Upon request of GST, V Tech Holding and V Tech Acquisition shall instruct its certified public accountants and its banking and other financial institutions to make available to GST such information and records as GST may reasonably request. It is the intent of all of the parties hereto that each party to this Agreement shall pay its own expenses related thereto.

17.  MISCELLANEOUS

     (a) SEVERABILITY. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way to be affected, impaired or invalidated.

     (b) SUCCESSORS ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto. Except as otherwise provided herein, this Agreement shall not be assignable. GST shall have the right to transfer all or any of the shares of Common Stock owned by it to any GST Affiliate; provided, however, that such GST Affiliate shall agree in advance in writing to be bound by all the terms of this Agreement. In such case, such GST Affiliate shall be entitled to enforce all of the terms and conditions of this Agreement to the same extent as this Agreement could be enforced by GST.

     (c) AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by each of the Stockholders which shall be authorized by all necessary corporate or other action of each party.

     (d) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, the issuance of Common Stock pursuant hereto and the payment therefor.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if given) by delivery, cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

           If to V Tech Holding:
                                Steven A. Sherman, Chairman
                                V Technology Holdings Corp.
                                8700 E. Via de Ventura, Suite 305
                                Scottsdale, Arizona 85259

           with a copy to:

                                Robert Kant, Esq.
                                O'Connor Cavanagh
                                One East Camelback Road
                                Suite 1100
                                Phoenix, Arizona 85012-1656

           If to GST:

                                President S.H. Oh
                                GoldStar Telecommunication Co., Ltd.
                                Lucky GoldStar Twin Tower, West Tower 20F
                                #20, Yoido-dong
                                Youngdungpo-gu, Seoul 150-721, Korea

           If to the Fund:

                                THE OPPORTUNITY FUND
                                8700 E. Via de Ventura, Suite 305
                                Scottsdale, Arizona 85259

                                THE SHERMAN GROUP
                                8700 E. Via de Ventura, Suite 305
                                Scottsdale, Arizona 85259

           If to Sherman:

                                Steven A. Sherman
                                8700 E. Via de Ventura, Suite 305
                                Scottsdale, Arizona 85259

           If to Fitchet:

                                Glenn R. Fitchet
                                8300 E. Raintree Drive
                                Scottsdale, AZ 85260
or to such address as any party, may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     (f) CONTROLLING LAW; EXCLUSIVE JURISDICTION AND VENUE. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT, SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF ARIZONA, NOTWITHSTANDING ANY ARIZONA OR OTHER CONFLICT-OF-LAWS PROVISIONS TO THE CONTRARY. THE PARTIES AGREE THAT ANY ACTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY IN CONNECTION WITH ANY RIGHTS OR OBLIGATIONS ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE INSTITUTED PROPERLY IN A UNITED STATES FEDERAL COURT OR STATE COURT OF COMPETENT JURISDICTION WITH VENUE ONLY IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, OR IN THE FEDERAL DISTRICT COURT OF ARIZONA. GST HEREBY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF A COURT OF COMPETENT SUBJECT MATTER JURISDICTION LOCATED IN SUCH COUNTY OR FEDERAL DISTRICT.

     (g) COUNTERPARTS; HEADINGS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The headings contained in this Agreement are solely to the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                         V TECHNOLOGY HOLDINGS CORP.

                                         By: Steven Sherman
Attest:                                  -----------------------------------
                                         Title: Chairman, President
/s/ Glenn R. Fitchet
-------------------------------------

                                         V TECHNOLOGY ACQUISITION CORP.

                                         By: Steven Sherman
Attest:                                  -----------------------------------
                                         Title: President
/s/ Glenn R. Fitchet
-------------------------------------

                                         GOLDSTAR TELECOMMUNICATION CO. LTD.

                                         By: S.H. Oh
Attest:                                  -----------------------------------
                                         Title: President
/s/ D. H. Kim
-------------------------------------


                                         THE OPPORTUNITY FUND

                                         By: Steven Sherman
Attest:                                  -----------------------------------
                                         Title: President
/s/ Glenn R. Fitchet
-------------------------------------

                                         THE SHERMAN GROUP

                                         By: Steven Sherman
Attest:                                  -----------------------------------
                                         Title: President
/s/ Glenn R. Fitchet
-------------------------------------

                                         STEVEN A. SHERMAN

                                         By: Steven Sherman
Attest:                                  -----------------------------------

/s/ Glenn R. Fitchet
-------------------------------------

                                         GLENN R. FITCHET

                                         By: Glenn R. Fitchet
Attest:                                  -----------------------------------

/s/ Steven Sherman
-------------------------------------

                                   SCHEDULE A

Warrants

Each of the following persons or entities will be issued warrants giving them an option to purchase the respective number of shares of Common Stock set forth below at $2.00 per share at anytime during the 18 months after the date on which the closing of the transactions contemplated by the Asset Purchase Agreement occurs.

     -  The Fund          750,000 shares

     -  GST               750,000 shares

     -  Sherman           750,000 shares